                                                            EXHIBIT 5




                                 June 22, 1998


PhyCor, Inc.
30 Burton Hills Boulevard
Suite 400
Nashville, Tennessee 37215


     Re:  PhyCor, Inc./First Physician Care, Inc.
          Registration Statement on Form S-4
          File No. 333-45209


Ladies and Gentlemen:


     We have acted as counsel to PhyCor, Inc., a Tennessee corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of an aggregate of 2,910,330 shares of the Company's Common Stock, no par value per share (the "Shares") pursuant to a Registration Statement on Form S-4 (the "Registration Statement"). We have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate in order to express the opinions hereinafter set forth, and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.



     Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms described in the Registration Statement will be duly authorized, validly issued, fully paid and non-assessable.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to this firm under the caption "Legal Matters" in the Prospectus.


                                   Very truly yours,




                                   /s/ Waller Lansden Dortch & Davis
                                   A Professional Limited Liability Company